Exhibit 10.1

EXECUTION VERSION

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of March 13, 2017, by and among Banc of California, Inc., a Maryland corporation (the “Company”), Legion Partners Asset Management, LLC , a Delaware limited liability company (“Legion Partners”) and the other persons and entities listed on Schedule A hereto (collectively and together with other Affiliates of Legion Partners who are or hereafter become beneficial owners of any shares of Common Stock (as defined below), the “Legion Group” and each individually, a “Member”). Certain capitalized terms used in this Agreement are also defined in Section 8.

WHEREAS, on February 6, 2017, a Member submitted to the Company a letter (the “Nomination Notice”) submitting a business proposal and nominating two nominees, Roger H. Ballou (“Mr. Ballou”) and Marjorie Bowen (“Ms. Bowen”), for election to the Company’s Board of Directors (the “Board”) at the 2017 Annual Meeting of Stockholders of the Company (the “2017 Annual Meeting”);

WHEREAS, as of the date hereof, the Legion Group beneficially owns 3,287,879 shares of the issued and outstanding common stock of the Company, par value $0.01 per share (the “Common Stock”), including 696,700 shares underlying certain call options;

WHEREAS, the Board has determined it to be in the best interests of stockholders to increase the size of the Board by two (2) members;

WHEREAS, the Company has determined that it is in the best interest of the Company and its stockholders, and the Company and the Legion Group have agreed that it is in their mutual interest, to enter into this Agreement.

NOW, THEREFORE, in consideration of and reliance upon the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Board of Directors.

(a) Promptly following the execution of this Agreement, the Legion Group shall irrevocably withdraw the Nomination Notice with immediate effect.

(b) The Company agrees to continue to conduct a search for two (2) new independent directors (the “New Independent Directors”) to serve on the Board, each of whom (x) qualifies as “independent” pursuant to the Securities and Exchange Commission (“SEC”) rules and New York Stock Exchange (the “NYSE”) listing standards and (y) shall have such qualifications and financial and business experience to serve on the Board as shall be determined by the Board in consultation with the Legion Group. Following the execution of this Agreement, such search shall be conducted in collaboration with the Legion Group. Ms. Bowen and Mr. Ballou, together with other mutually agreed-upon candidates, shall be considered to serve as the New Independent Directors. Each of the Legion Group and the Company acknowledges that prior to the date hereof they have shared the names of potential director candidates in connection with the appointment of one (1) New Independent Director and agrees to share the names of any future director candidates identified by either party. The Board shall select each New Independent Director from candidates identified as mutually acceptable by the Legion Group and the Board and each New Independent Director, following his or her selection, shall be promptly appointed to (i) the Board, with one New Independent Director to serve as a Class I director, with a term expiring at the 2019 annual meeting of the stockholders of the Company and the other to serve as a Class III director, with a term expiring at the 2018 annual meeting of the stockholders of the Company and (ii) the Board of Directors of Banc of California, N.A. (the “Bank”).

(c) Notwithstanding anything herein to the contrary, the candidates for the New Independent Directors shall be, as of the date of his or her appointment to the Board, able to serve (without the necessity to obtain any waiver) as a member of both the Boards of Directors of the Bank and the Company. Upon appointment to the Board, the New Independent Directors will be subject to the same protections and obligations regarding confidentiality, conflicts of interests, fiduciary duties, trading and disclosure policies and other governance guidelines and policies and will have the same rights and benefits, including (but not limited to) with respect to insurance, indemnification, compensation and fees as are available generally to the other non-executive members of the Board.

2. Voting. During the Restricted Period (as hereinafter defined), each of the Members shall cause, and shall cause their respective Affiliates and associates to cause, all shares of Common Stock or any rights, warrants, options or other securities convertible into or exchangeable for shares of Common Stock or any other securities of the Company for which they have the right to vote, directly or indirectly, to be present in person or by proxy for quorum purposes and to be voted at any meeting of stockholders or at any adjournments or postponements thereof, and to consent in connection with any action by consent in lieu of a meeting, (i) in favor of each director nominated and recommended by the Board for election at any such meeting, (ii) against any stockholder nominations for director that are not approved and recommended by the Board for election at any such meeting and against any proposals or resolutions to remove any member of the Board and (iii) except in connection with any Opposition Matter (as defined below) or Other Voting Recommendation (as defined below), in accordance with the recommendations by the Board on all other proposals of the Board set forth in the Company’s proxy statements; provided, that, in the event that Institutional Stockholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to any matter (other than nominees for election as directors to the Board), each of the Members shall have the right to vote in accordance with the ISS or Glass Lewis recommendation (the “Other Voting Recommendation”). For purposes of this Agreement, “Opposition Matter” shall mean any of the following transactions submitted to a vote of stockholders: (A) the sale or transfer of all or substantially all of the Company’s assets in one or a series of transactions; (B) the sale or transfer of a majority of the outstanding shares of the Company’s Common Stock (through a merger, stock purchase, or otherwise); (C) any merger, consolidation, acquisition of control or other business combination; (D) any tender or exchange offer; (E) any dissolution, liquidation, or reorganization; (F) any changes in the Company’s capital structure (but excluding any proposal regarding adoption or amendment of equity plans, which shall not be deemed an Opposition Matter for purposes of this Agreement); (G) any transactions that would result in a change in control of the Company; or (H) any debt or equity financings.

3. Standstill. Without the prior consent of a majority of the Board, no Member shall, and each shall cause each of its respective Affiliates, associates and Representatives not to, do any of the following for a period (the “Restricted Period”) commencing on the date hereof and ending on the day after the 2017 Annual Meeting (provided, that nothing in this Section 3 shall limit any actions that may be taken by any member of the Board acting in such capacity consistent with his fiduciary duties and, provided, further that the Company holds the 2017 Annual Meeting no later than June 30, 2017):

(a) acquire, offer or agree to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other “group” (within the meaning of Section 13(d)(3) of the Exchange Act), through swap or hedging transactions or otherwise, any voting securities of the Company or any voting rights decoupled from the underlying voting securities which would result in the Legion Group (together with any other Person or “group” referred to in this Section 3(a)) owning, controlling or otherwise having any ownership or voting interest in 10% or more of the outstanding shares of Common Stock of the Company;

(b) (i) engage, or in any way participate, directly or indirectly, in any “solicitation” (as such term is defined in Rule 14a-1(l) under the Exchange Act) of proxies or consents in any “election contest” with respect to the Company’s directors (regardless of whether it involves the election or removal of directors of the Company), (ii) seek to advise, encourage or influence any Person with respect to the voting of any voting securities of the Company in any “election contest” with respect to the Company’s directors (regardless of whether it involves the election or removal of directors of the Company), (iii) initiate, propose or otherwise “solicit” (as such term is defined in Rule 14a-1(l) under the Exchange Act) stockholders of the Company for the approval of stockholder proposals in connection with the election or removal of directors of the Company, or (iv) induce or attempt to induce any other Person to initiate any such stockholder proposal;

(c) form, join or in any way participate in a partnership, syndicate, or other group, including without limitation any “group” as defined under Section 13(d)(3) of the Exchange Act (other than the existing group to which the Members are currently party to), with respect to any voting securities of the Company in connection with any “election contest” with respect to the Company’s directors or any stockholder proposal for consideration at any stockholder meeting except as otherwise expressly provided in this Agreement;

(d) deposit any Company voting securities in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof, except as expressly set forth in this Agreement (other than any such voting trust, arrangement or agreement solely among the Members that is otherwise in accordance with this Agreement)

(e) seek, alone or in concert with others, (1) to call a meeting of stockholders or solicit consents from stockholders or conduct a nonbinding referendum of stockholders, (2) to obtain representation on the Board except as otherwise expressly provided in this Agreement, (3) to effect the removal of any member of the Board, (4) to make or be a proponent of a stockholder proposal at any meeting of the stockholders of the Company, or (5) to amend any provision of the Company’s certificate of incorporation or bylaws or make a request for any stockholder list or other books and records of the Company, whether pursuant to the Maryland General Corporation Law, the Company’s bylaws or otherwise;

(f) knowingly effect or seek to effect (including, without limitation, by entering into any discussions, negotiations, agreements or understandings whether or not legally enforceable with any Person), offer or propose to effect, cause or participate in, or in any way assist or facilitate any other Person to effect or seek, offer or propose to effect or participate in, (i) any acquisition of more than 10% of any securities, or any material assets or businesses, of the Company or any of its subsidiaries, (ii) any tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving more than 10% of any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses, or (iv) make any public statement with respect to a transaction described in the foregoing clauses (i)-(iii);

(g) enter into any discussions, negotiations, agreements or understandings with any Third Party with respect to the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing; or

(h) make or in any way advance any request or proposal to amend, modify or waive any provision of this Agreement other than in a nonpublic and confidential manner and which nonpublic and confidential request could not reasonably be expected by the Company to require public disclosure by any party hereto.

Each Member further agrees, during the Restricted Period, to refrain from taking any action through any Person who is part of the Schedule 13D group (as defined under Section 13(d)(3) of the Exchange Act) as of the date hereof with the Legion Group but who is not a party hereto, which, if taken by such Member would violate this Agreement. Notwithstanding the foregoing, nothing in this Section 3 or elsewhere in this Agreement shall prohibit or restrict any Member from: (A) communicating privately with the Board or any officer or director of the Company, regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (B) communicating privately with stockholders of the Company and others in a manner that does not otherwise violate this Section 3, (C) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Members or any of their respective Affiliates or associates, provided that a breach by the Members of this Agreement is not the cause of the applicable requirement, or (D) communicating with their investors in quarterly or annual letters consistent with prior practice.

4. Expenses. Within ten (10) business days of execution of this Agreement, the Company will reimburse the Legion Group for up to One Hundred Thousand Dollars ($100,000) of its legal fees and expenses incurred in connection with its investment in the Company.

5. Non-Disparagement. During the Restricted Period, no Member shall, and each shall cause each of its respective Affiliates, associates and Representatives not to disparage the Company, stockholders, current or former officers and directors of the Company or its subsidiaries in any way, including, but not limited to, its name, business reputation, Board decisions or business practices, except for truthful factual statements as may be required by law, regulation or valid legal process. The Legion Group and the Company agree not to, and to cause their associates, Affiliates and Representatives not to, make any public comments or statements to the press, employees and stockholders of the Company if such statement or comment is disparaging to the other party, except for truthful statements as may be required by law, regulation or valid legal process.

6. Press Release and Other Public Disclosures.

(a) As soon as practicable on or after the date hereof and no later than one business day following the date of this Agreement, the Company shall announce this Agreement and the material terms hereof by means of a press release in the form attached hereto as Exhibit A (the “Mutual Press Release”). Prior to the issuance of the Mutual Press Release, none of the parties shall issue any press release, public announcement or other public statement (including, without limitation, in any filing required under the Exchange Act) regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party. None of the parties hereto shall make any public statements (including in any filing with the SEC or any other regulatory or governmental agency, including any stock exchange) that are inconsistent with, or otherwise contrary to, the statements in the Mutual Press Release or the terms of this Agreement.

(b) No later than two business days following the date of this Agreement, the Legion Group shall file with the SEC an amendment to their Schedule 13D in compliance with Section 13 of the Exchange Act reporting their entry into this Agreement, disclosing applicable items to conform to their obligations hereunder and appending this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the Mutual Press Release and the terms of this Agreement. The Legion Group shall provide the Company and its Representatives with a reasonable opportunity to review the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company and its Representatives.

(c) No later than two business days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement and the Mutual Press Release as exhibits thereto (the “Form 8-K”). The Form 8-K shall be consistent with the Mutual Press Release and the terms of this Agreement. The Company shall provide the Legion Group and its Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of the Legion Group.

7. Representations and Warranties.

(a) Each Member, on behalf of herself, himself or itself, as applicable, represents and warrants that (a) such Member has the power and authority to execute and deliver this Agreement and to perform all its obligations and consummate the transactions contemplated hereby, and (b) this Agreement has been duly and validly authorized, executed and delivered by such Member, constitutes a valid and binding obligation and agreement of such Member and is enforceable against such Member in accordance with its terms.

(b) The Company hereby represents and warrants that (a) it has the power and authority to execute and deliver this Agreement and to perform all its obligations and consummate the transactions contemplated hereby, and (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.

8. Definitions.

(a) “Affiliate” and “associate” have the respective meanings set forth in Rule 12b-2 under the Exchange Act.

(b) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(c) “Person” means any individual, partnership, corporation, limited liability company, or other entity, group, syndicate, trust, government or agency thereof, or any other association or entity.

(d) “Representative” means the agents, advisors, partners, officers, key employees or directors of any Person.

(e) “Third Party” means any Person that is not a party to this Agreement, a director or officer of the Company, or legal counsel to any party to this Agreement.

9. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt, (b) upon sending if sent by email to the email addresses below and the appropriate confirmation is received, (c) one day after being sent by nationally recognized overnight carrier to the addresses set forth below or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company:	With copies to:

Banc of California, Inc.	Morrison & Foerster LLP
18500 Von Karman Avenue, Suite 1100	707 Wilshire Blvd
Irvine, California, 92612	Los Angeles, CA 90017
Attention: John C. Grosvenor, General Counsel	Attention: Henry M. Fields, Esq.
Email: John.Grosvenor@bancofcal.com	Email: Hfields@mofo.com

and

Morrison & Foerster LLP
250 W 55th St
New York, NY 10019
Attention: Spencer D. Klein, Esq.
Email: SpencerKlein@mofo.com

If to the Legion Group or any Member:	With a copy to (which shall not constitute notice):

Legion Partners Asset Management, LLC 9401 Wilshire Blvd, Suite 705 Beverly Hills, CA 90212 Attention: Bradley S. Vizi E-mail: bvizi@legionpartners.com	Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, NY 10019 Attention: Steve Wolosky, Esq. and Elizabeth Gonzalez-Sussman, Esq. E-mail: swolosky@olshanlaw.com; egonzalez@olshanlaw.com

10. Assignments. This Agreement shall not be assignable by operation of law or otherwise by any party hereto without the consent of the other parties. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the successors and assigns of each party to this Agreement.

11. Remedies. Each of the Members, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed that the Members, on the one hand, and the Company, on the other hand, shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other party hereto will not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy or relief is available at law or in equity.

12. Governing Law. The performance, construction and enforcement of this Agreement and the documents executed in connection with this Agreement shall be governed by the laws of the State of Maryland, notwithstanding any choice of law or conflicts of law rule that would otherwise dictate the application of the law of a different jurisdiction. The parties agree that any action or proceeding in respect of any claim arising out of or related to this Agreement shall be brought exclusively in a federal or state court located in the State of Maryland (the “Chosen Court”) and (i) hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Chosen Court for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, (ii) waive any objection to laying venue in any such action or proceeding in the Chosen Court and (iii) waive any objection that the Chosen Court are an inconvenient forum or lack jurisdiction.

13. No Waiver. Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

14. Amendments; Counterparts. Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party hereto. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Signatures to this Agreement transmitted, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

15. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not intended to and does not confer any rights on, and is not enforceable by, any other Persons.

16. Entire Agreement. This Agreement contains the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

BANC OF CALIFORNIA, INC.

By:	/s/ John Grosvenor
Name: John Grosvenor
Title: General Counsel

LEGION PARTNERS, L.P. I

By:	Legion Partners Asset Management, LLC Investment Advisor

By:	/s/ Bradley S. Vizi
Name: Bradley S. Vizi
Title: Managing Member

LEGION PARTNERS, L.P. II

By:	Legion Partners Asset Management, LLC Investment Advisor

By:	/s/ Bradley S. Vizi
Name: Bradley S. Vizi
Title: Managing Member

LEGION PARTNERS SPECIAL OPPORTUNITIES, L.P. I

By:	Legion Partners Asset Management, LLC Investment Advisor

By:	/s/ Bradley S. Vizi
Name: Bradley S. Vizi
Title: Managing Member

LEGION PARTNERS SPECIAL OPPORTUNITIES, L.P. V

By:	Legion Partners Asset Management, LLC Investment Advisor

By:	/s/ Bradley S. Vizi
Name: Bradley S. Vizi
Title: Managing Member

LEGION PARTNERS, LLC

By:	Legion Partners Holdings, LLC Sole Member

By:	/s/ Bradley S. Vizi
Name: Bradley S. Vizi
Title: Managing Member

LEGION PARTNERS ASSET MANAGEMENT, LLC

By:	/s/ Bradley S. Vizi
Name: Bradley S. Vizi
Title: Managing Director

LEGION PARTNERS HOLDINGS, LLC

By:	/s/ Bradley S. Vizi
Name: Bradley S. Vizi
Title: Managing Member

/s/ Bradley S. Vizi
Bradley S. Vizi

/s/ Christopher S. Kiper
Christopher S. Kiper

/s/ Raymond White
Raymond White

Schedule A

Legion Partners, L.P. I

Legion Partners, L.P. II

Legion Partners Special Opportunities, L.P. I

Legion Partners Special Opportunities, L.P. V

Legion Partners, LLC

Legion Partners Holdings, LLC

Bradley S. Vizi

Christopher S. Kiper

Raymond White

Exhibit A

Mutual Press Release

[See Exhibit 99.1 to the Form 8-K]